Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results for the Second Quarter and First Six Months of 2015

Las Vegas, NV (PR Newswire) (August 12, 2015) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the second quarter and six months ended June 30, 2015.

During the second quarter ended June 30, 2015, the Company posted net income before taxes of $0.4 million compared to a pretax loss of $1.0 million in the same period in 2014. After tax, the Company had a net loss of $0.1 million, or ($0.02) per basic and diluted share, compared to a net loss of $1.2 million, or ($0.15) per basic and diluted share, for the second quarter of 2014. During the first six months of 2015, the Company posted net income after taxes of $1.8 million, or $0.23 per basic and diluted share, compared to a net loss of $2.3 million, or ($0.29) per basic and diluted share, for the comparable period of 2014.

During the second quarter of 2015, the Company had revenues of $16.2 million, compared to revenues of $10.2 million in the second quarter of 2014. During the first six months of 2015, the Company had revenues of $34.9 million, compared to revenues of $20.8 million in the same period of the prior year.

The increase in net income before taxes and revenues for the second quarter of 2015 was primarily attributable the GemGroup Acquisition. After tax net loss for the second quarter of 2015 was due to the increase in pre-tax results offset by discrete tax impacts related to GPI Asia’s guaranty of a term loan with Nevada State Bank.

The increase in net income and revenues for the first six months of 2015 was primarily attributable to the following two factors, both a direct result of the GemGroup Acquisition: an increase in revenues from playing cards and table layouts, and improved production efficiencies from the relocation of Paulson playing card production from Mexico to GemGroup’s Blue Springs, Missouri facility.

“Our 2014 acquisition of GemGroup had a significant impact on the first two quarters of 2015. For the three months ended June 30, 2015, our playing card sales totaled $5.9 million, up from $1.6 million, more than a 250% increase over the same period from 2014,” commented Greg Gronau, GPIC President and Chief Executive Officer. “The increase in revenue from playing cards and other consumables accounted for about 50% of our total net sales for the quarter, and provides a source of recurring revenue that is not dependent on new casino openings. We do anticipate several large casino openings in 2016 and beyond and believe we are well positioned to compete for that business.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; table layouts; gaming furniture and table accessories; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri, Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; fulfillment of product orders; new products; future share repurchases; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K/A for the period ended December 31, 2014, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gregory Gronau, Chief Executive Officer and President

+1.702.384.2425

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share amounts)

	June 30,	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$14,625	$8,969
Marketable securities	5,724	3,597
Accounts receivable, net	7,605	10,327
Inventories	9,737	9,063
Prepaid expenses	699	749
Deferred income tax assets	1,320	1,011
Other current assets	2,809	2,273
Total current assets	42,519	35,989
Property and equipment, net	14,246	15,087
Goodwill	10,292	10,292
Intangibles, net	2,645	2,794
Deferred income tax asset	2,756	2,003
Inventories, non-current	259	523
Other assets	1,553	1,706
Total assets Total assets	$74,270	$68,394

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$4,193	$3,321
Accrued liabilities	3,965	3,906
Customer deposits and deferred revenue	5,526	2,224
Current portion of long term debt	1,326	10,000
Income taxes payable	1,405	343
Total current liabilities	16,415	19,794
Long term debt	8,674	-
Deferred income tax liability	219	272
Other liabilities	73	63
Total liabilities Total liabilities	25,381	20,129
Commitments and contingencies - see Note 9
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value, none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value, 8,219,577 and 7,928,594 issued and outstanding, respectively, as of June 30, 2015, and 8,207,077 and 7,916,094 issued and outstanding, respectively, as of December 31, 2014	82	82
Additional paid-in capital	20,014	19,886
Treasury stock at cost: 290,983 shares	(2,263)	(2,263)
Retained earnings	32,697	30,881
Accumulated other comprehensive loss	(1,641)	(321)
Total stockholders' equity	48,889	48,265
Total liabilities and stockholders' equity	$74,270	$68,394

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues	$16,249	$10,216	$34,905	$20,775
Cost of revenues	11,615	7,463	23,947	15,263
Gross profit	4,634	2,753	10,958	5,512

Marketing and sales	1,384	1,343	3,184	2,646
General and administrative	2,466	2,043	4,882	4,111
Research and development	311	417	650	854
Operating income (loss)	473	(1,050)	2,242	(2,099)
Other (expense) income, net	(103)	49	(68)	106
Income (loss) before income taxes	370	(1,001)	2,174	(1,993)
Income tax provision	511	154	358	292
Net (loss) income	$(141)	$(1,155)	$1,816	$(2,285)

Earnings per share:
Basic	$(0.02)	$(0.15)	$0.23	$(0.29)
Diluted	$(0.02)	$(0.15)	$0.23	$(0.29)
Weighted-average shares of common stock outstanding:
Basic	7,929	7,916	7,922	7,916
Diluted	7,929	7,916	8,035	7,916